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                                                                      EXHIBIT 21


                                  SUBSIDIARIES


1. American Shield Coal Company is a Texas corporation doing business under its corporate name.

2. Pioche-Ely Valley Mines, Inc. is a Nevada corporation doing business under its corporate name. The Company beneficially owns approximately 51% of the capital stock of Pioche-Ely Valley.

3. American Shield Refining Company is a Texas corporation doing business under its corporate name.

4. Texas Oil and Chemical Co. II, Inc. is a Texas corporation doing business under its corporate name. American Shield Refining Company owns 100% of the capital stock of Texas Oil and Chemical.

5. South Hampton Refining Co. is a Texas corporation doing business under its corporate name. Texas Oil and Chemical Co. II, Inc. owns 100% of the capital stock of South Hampton.

6. INC Acquisition Company is a Delaware corporation doing business as INC Surveys. American Shield Refining Company owns 15% of the capital stock of INC Acquisition Company.

7. Productos Quimicos Coin, S.A. de C.V. is a Mexico corporation doing business under its corporate name. Texas Oil and Chemical Co. II, Inc. owns approximately 92% of the capital stock of Productos Quimicos Coin, S.A.